NOTICE OF PERFORMANCE–BASED RESTRICTED STOCK AWARD
under the
CINEDIGM CORP. 2017 EQUITY INCENTIVE PLAN

This AWARD, made as of the ___ day of __________, 20__, by Cinedigm Corp., a Delaware corporation (the “Company”), to «Name» (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2017 Equity Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.
Contingent Performance Shares

1.
Grant Date. Pursuant to the Plan, the Company, on ____________, 2017 (the “Grant Date”), granted Participant an Award (“Award”) in the form of «____ shares of Performance-Based Restricted Stock (“Performance Shares”) (which number of shares is also referred to herein as the “Target Shares”), subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.
Restrictions. Except as provided in this Notice of Award, the Performance Shares are unearned, nontransferable and are subject to a substantial risk of forfeiture. In addition, the Performance Shares shall not be earned, and Participant’s interest in the Performance Shares granted hereunder shall be forfeited, except to the extent that the following paragraphs are satisfied.

3.
Stock Power. Participant shall deliver to the Company a stock power, endorsed in blank, with respect to the Performance Shares evidenced by each Certificate. The Company shall use the stock power to cancel any shares of Performance Shares that do not become earned and vested under this Notice of Award. The Company shall return the stock power to Participant with respect to any shares of Performance Shares that become earned and vested.

4.
Performance Criteria. Participant’s Performance Shares shall be earned as soon as practicable after the end of the Measurement Period based on the following formula (to the nearest whole Performance Share). Such Performance Shares shall be subject to the terms and conditions set forth in the following paragraphs of this Notice of Award.

(a)    The Measurement Period is the period running from_________, 20__ to _________, 20__.
(b)    Earned Award = IAEBITDA % of Target Shares x Performance Shares

(c)    IAEBITDA % of Target Shares. The IAEBITDA % of Target Shares is determined according to the following table (awards to be interpolated between the dollar amounts and percentages listed below):

4842-8353-5949v.4

Cumulative IAEBITDA target	IAEBITDA % of Target Shares

$__________	100% of Target Shares
$__________	50% of Target Shares
Less than $__	0%

“Internal Adjusted EBITDA” or “IAEBITDA” is earnings before interest, taxes, depreciation and amortization, other income, net, stock-based compensation and expenses, merger and acquisition costs, restructuring, transition and acquisitions expense, net, goodwill impairment and certain other items, with one-time items that are not part of continued operations added back in.

“Cumulative IAEBITDA” is IAEBITDA for the trailing four quarter cumulative IAEBITDA through ___________, 20__.
For purposes of the above calculations, IAEBITDA % of Target Shares will be rounded to the nearest whole percent.

5.
Earning and Vesting of Performance Shares. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole Performance Shares that Participant has earned. The date as of which the Committee determines the number of Performance Shares earned shall be the “Award Date,” and all Performance Shares that are earned shall be immediately vested as of the Award Date.

Termination of Employment During the Measurement Period or Before Award Date

6.
During the Measurement Period. Anything in this Notice of Award to the contrary notwithstanding, if prior to the forfeiture of the Performance Shares under paragraph 8, (a) a Participant separates from service for any reason before ___________, 20__, then the Participant’s Performance Shares shall be forfeited; and (b) if, on or after ____________, 20__ but prior to ____________, 20__, Participant experiences a Qualifying Termination Event (as defined below), then the Participant’s Performance Shares shall be earned under paragraph 4 above as of the Award Date, based on IAEBITDA for the period _________, 20__ to ___________, 20__, 100% of the Cumulative IAEBITDA target, and 50% of the Performance Shares granted to the Participant; and any remaining Performance Shares as of the Award Date shall be forfeited. The number of Performance Shares shall be determined by the Committee in its sole and absolute discretion within the limits provided in the Plan and the earned Performance Shares shall be fully vested as of the Award Date.

7.
After the Measurement Period but prior to the Award Date. Anything in this Notice of Award to the contrary notwithstanding, if, after the Measurement Period ends, but prior to the Award Date, Participant experiences a Qualifying Termination Event (as defined below), such Participant shall earn his Performance Shares pursuant to paragraph 5 and such earned Shares shall be fully vested as of the Award Date.

8.
Forfeiture. Except as provided in paragraph 16, Performance Shares that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason except a Qualifying Termination Event.

4842-8353-5949v.4

9.
Death of Participant. If Participant dies prior to the vesting of his Performance Shares, any earned Performance Shares shall be transferred to his or her Beneficiary. Participant shall have the right to designate a Beneficiary on a form filed with the Committee. If Participant fails to designate a Beneficiary, or if at the time of the Participant’s death there is no surviving Beneficiary, any earned Performance Shares will go to the Participant’s estate.

General Provisions

10.
No Right to Continued Employment. Neither this Award nor the granting, earning or vesting of Performance Shares shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

11.
Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

12. Governing Law. This Award shall be governed by the laws of the State of Delaware and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the state or federal courts located within the State of Delaware.
13. Conflicts.
(a)    In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.
(b)    In the event of any conflict between the provisions of this Award and the provisions of any separate Agreement between the Company and the Participant, including, but not limited to, any Severance Compensation Agreement, the provisions of that separate Agreement shall govern.
14. Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

15.	Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

16.
Change in Control. Anything in this Notice of Award to the contrary notwithstanding, upon a Change in Control (as defined in the Plan), prior to the forfeiture of the Performance Shares under paragraph 8, all of the Target Shares shall be earned and non-forfeitable as of the date of the Change in Control.

17.    Qualifying Termination Event and Other Terms.
(a)    For purposes of this Award, Qualifying Termination Event shall mean a Participant’s death, Disability, termination by the Company or an Affiliate other than for Cause, or voluntary termination for Good Reason.
(b)    “Disability” shall mean a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

4842-8353-5949v.4

(c)    If the events described in subparagraph (a) or paragraph 16 occur after the date that the Participant is advised (upon recommendation by the Committee) that his employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent him from being in good standing with the Company, accelerated vesting shall not occur and all rights under this Award shall terminate, and this Award shall expire on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

18.	Taxes. Participant shall be responsible for the satisfaction of income and employment tax withholding requirements attributable to the vesting of Performance Shares.

19.
Custody of Certificates. Each Certificate shall be retained by the Company so long as the Performance Shares evidenced by the Certificate are nontransferable. The Company shall deliver to Participant the Certificate when the Performance Shares evidenced by the Certificate become earned and vested.

20.	Shareholder Rights. Participant will have the right to vote the Performance Shares as of the Grant Date.

21.
Recoupment. In addition to any other applicable provision of the Plan, this Award is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

IN WITNESS WHEREOF, the Company and Participant have each caused this Award to be signed on their behalf.

CINEDIGM CORP.

By:

By:
Participant

4842-8353-5949v.4